Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated September 27, 2022, relating to the financial statements of Ferguson plc and the effectiveness of Ferguson plc’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Ferguson plc for the year ended July 31, 2022.

/s/ Deloitte LLP

London, United Kingdom

December 2, 2022